FORM 12B-25
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                            FORM 12B-25

                          NOTIFICATION OF LATE FILING




                                  (Check One)

    Form 10-K                 Form 11-K     Form 20-F      Form 10-Q   X  Form
N-SAR

                      For Period Ended: September 30, 1996

                          Transition Report on Form 10-K
                        --
                          Transition Report on Form 20-F
                        --
                          Transition Report on Form 11-K
                        --
                          Transition Report on Form 10-Q
                        --
                         Transition Report on Form N-SAR
                       --

             For the Transition Period Ended:
                                             ---------------------

Read Instruction Sheet Before Preparing Form.  Please Print or Type.
Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


Part I - Registrant Information

Full Name of Registrant       BT INVESTMENT FUNDS

Former Name if Applicable

Address of Principal Executive Office     FEDERATED INVESTORS TOWER
 (Street and Number)

City, State, and Zip Code     PITTSBURGH, PA  15222-3779


Part II - Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)
     (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof
  X            will be filed on or before the fifteenth calendar day following
-- --
          the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed
     on or before the fifth calendar day     following the prescribed due
     date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.




Part III - Narrative

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR or or the transition report or portion thereof, could not be filed within the prescribed time period.

Without unreasonable effort or expense, the Registrant was unable to obtain all of the documentation required for certain of its constituent funds. Additional time is necessary to obtain this documentation from the Transfer Agent and accurately complete the Registrant's Form N-SAR.


Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification

       Kary Lechner           (412)          288-8635
             (NAME)           (AREA CODE)      (TELEPHONE NUMBER)


(2)  Have all other periodic reports required under
     Section 13 or 15(d) of the Securities Exchange
     Act of 1934 or Section 30 of the Investment
     Company Act of 1940 during the preceding 12
     months (or for such shorter period that the
     registrant was required to file such reports
     been filed?
     If answer is no, identify report(s).                X
                                                       -- --          ----
                                                  YES       NO


(3)  Is it anticipated that any significant change
     in results of operations from the corresponding
     period for the last fiscal year will be reflected
     by the earnings statements to be included in
     the subject report or
     portion thereof?                                              X
                                                       ----      -- --
                                                  YES       NO

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


                              BT INVESTMENT FUNDS

                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

 DATE  November 29, 1996
                                        BY:  /s/Jay S. Neuman
                                          Jay S. Neuman
                                          Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                     ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                                   Violations

                            (See 18 U.S.C. 1001)